Exhibit 10.2

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated as of September 14, 2010 (this "Agreement"), is by and between Global Energy Development PLC, a company registered in England and Wales ("Borrower"), and HKN, Inc., a Delaware corporation ("Lender").

The parties hereto agree as follows:

1.           Certain Definitions.  As used herein, the following terms shall have the following meanings:

(a)          “Collateral” shall mean 50% of the future  revenues generated immediately following the date of default of the Borrower and its Subsidiaries (and related accounts) arising from the Rio Verde Concession Contract in Colombia, South America provided as security to the Lender to secure unpaid and accrued amounts of principal and interest due and payable to the Lender under the Loan.

 (b)        "Distribution" shall mean, with respect to any Person, (i) the retirement, redemption, purchase or other acquisition for value of any shares, units, capital stock or other equity security interests issued by such Person or (ii) the declaration or payment of any dividend or distribution on or with respect to any such shares, units, capital stock or other equity security interests (other than a share or stock dividend payable only in the shares or capital stock of such Person or as a result of the exercise of options under the Borrower’s Employee Share Option Plan); provided, however, that Distribution shall not include any salary, bonus, expense reimbursement or similar payment.

(c)           “Guarantors” shall mean Colombia Energy Development Company, Harken de Peru Holdings, Ltd., Harken del Peru Limitada, and Global Energy Management Resources, Inc., all of which are Subsidiaries of the Borrower.

(d)           “Guaranty Agreement” shall mean the Guaranty Agreement, executed by the Guarantors in favor of the Lender and substantially in the form of Exhibit B hereto.

(e)           “Indebtedness” shall mean, with respect to the Borrower or its Subsidiaries, (i) all indebtedness (including principal, interest, fees and charges) for borrowed money or for the deferred purchase price of property or services; (ii) any other indebtedness which is evidenced by a promissory note, bond, debenture or similar instrument; and (c) any obligation under or in respect of outstanding letters of credit, acceptances, guarantees and similar obligations.

(f)           "Lien" shall mean any claim, lien, mortgage, deed of trust, security interest, pledge, charge, encumbrance or other right of a creditor to have its claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

(g)           "Loan" shall mean the extension of credit by Lender to Borrower pursuant to Section 2.1 hereof in the amount of U.S. $5.0 million.

(h)           "Loan Papers" shall mean this Agreement, the Note, the Guaranty Agreement and such other instruments and certificates deemed necessary by the Borrower and Lender to carry out the intent of this Agreement executed by the Borrower in connection with the Loan.

(i)            “Material Adverse Effect” shall mean any change, development, occurrence or event that is or would reasonably be expected, at the sole determination of the Lender, to be materially adverse to (i) the business, properties, assets, liabilities, consolidated results of operations or financial condition of the Borrower or its Subsidiaries or (b) the ability of the Borrower to consummate the transactions contemplated hereby.

(j)           "Maturity Date" shall mean the earlier of (i) September 14, 2011 or (ii) the date on which an Event of Default shall have occurred (subject the cure period provided herein).

(k)           “Note” shall mean the Note, in the form of Exhibit A, evidencing the Loan.

(l)            "Permitted Lien" shall mean: (i) Liens for taxes or assessments and similar charges, which either are not delinquent or being contested diligently and in good faith by appropriate proceedings, and as to which Borrower has set aside adequate reserves on its books; (ii) statutory Liens, such as mechanic’s, materialman’s, warehouseman’s, carrier’s or other like Liens incurred in good faith in the ordinary course of business; (iii) zoning ordinances, easements, licenses, reservations, provisions, covenants, conditions, waivers or restrictions on the use of property and other title exceptions that do not materially and adversely affect the use or value of a person’s property; (iv) Liens in respect of judgments or awards with respect to which no Event of Default would exist; (v) Liens to secure payment of insurance premiums in connection with workers’ compensation, unemployment insurance and similar programs; (vi) Liens to secure capital leasing or financing used in the acquisition of new equipment or new properties; (vii) Liens asserted by government agencies on the Borrower’s properties under applicable regulations, concession or association contracts, (viii) Liens related to or otherwise required under the Borrower’s existing letters of credit or such future letters of credit that may be required in the ordinary course of the Borrower’s operations provided that they are not placed on the Collateral,  (ix) Liens securing Indebtedness existing as of the date of this Agreement, or (x) Liens incurred in the ordinary course of the Borrower’s business provided that they are not placed on the Collateral.

(m)           “Person” shall mean any individual, company, corporation, trust, unincorporated organization, governmental authority or any other form of entity.

(n)           “Subsidiary” of any Person shall mean any company, corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than fifty percent (50%) of (a) the issued and outstanding shares or capital stock having ordinary voting power to elect a majority of the board of directors of such company or corporation (irrespective of whether at the time shares or capital stock of any other class or classes of such company or corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

(o)           “2009 Report” means the Borrower’s Annual Report and Accounts 2009, distributed to the Borrower’s shareholders and publicly available on the Borrower’s corporate website.

2.             The Loan.

2.1           Loan Commitment.  Subject to and upon the terms, conditions, covenants and agreements contained in this Agreement, Lender agrees to make the Loan to Borrower in the principal amount of U.S. $5.0 million.  The Loan will be evidenced by the Note, or any renewal thereof.

2.2           Repayment of Principal and Interest.  Accrued and unpaid interest on the outstanding principal amount of the Loan shall be due and payable on the last day of each month, commencing October 31, 2010.  Borrower shall repay the entire unpaid principal amount of the Loan, together with all accrued and unpaid interest thereon, on the Maturity Date.  Subject to Section 2.3, Borrower shall have the right to prepay the principal amount of the Loan, in whole or in part, at any time prior to the Maturity Date.  All prepayments shall be credited first against unpaid and accrued interest and second against unpaid principal.  Any prepayment may not be reborrowed.

2.3           Interest Rate.  Interest shall accrue on the unpaid principal balance of the Loan at the rate of 10.0% per annum; provided, however, that (i) in the event that Borrower prepays the Loan prior to the Maturity Date, additional interest of 1.0% on the prepaid principal amount (accrued from the date of this Agreement through the date of prepayment) shall be due and payable at such time, and (ii) during the continuance of an Event of Default, the Loan shall bear interest, payable on demand, equal to the rate of 13.0% per annum.  All computations of interest shall be made by Lender on the basis of a year of 360 days.

2.4           Place of Payment; Taxes.  Any and all payments by Borrower hereunder shall be made in U.S. dollars at the office of Lender set forth herein (or as otherwise advised in writing by Lender), free and clear of and without deduction for any and all present or future levies, deductions, stamp or documentary taxes or similar charges or withholdings and all liabilities with respect thereto (excluding taxes measured by the net income or capital of Lender).

2.5           Grant of Security Interest.  To secure the payment, performance and observance of the Obligations, Borrower grants, and hereby assigns and pledges, to Lender, all of the Collateral, and grants to Lender a continuing security interest in, and a Lien upon, and a right of set off against, all of the Collateral.  The security interest granted by the Borrower shall at all times be valid and enforceable against the Borrower and all third parties in accordance with the terms of this Agreement, as security for the payment of the Loan.  The Borrower shall mark its books and records to evidence and protect the security interest and shall cause its financial statements to reflect the security interest by appropriate footnote.  Provided, however, that nothing in this Agreement is intended and shall not be interpreted to bar the Borrower’s use of the Collateral in the ordinary course of business unless an Event of Default occurs in which case any use by Borrower of the Collateral shall first be authorized by the Lender while such Event of Default continues.

2.6           Transaction Fee.  Borrower shall pay to Lender a transaction fee in the amount of $60,000 (1.20% of the principal amount of the Note) upon the execution and delivery of this Agreement.

3.              Representations and Warranties.  To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender as follows:

3.1.           Organization and Good Standing.  Each of the Borrower and the Guarantors is duly organized, validly existing and in good standing under the laws of its domicile of organization.

3.2.           Power and Authority.  Borrower has the corporate power and authority to consummate the transactions contemplated by the Loan Papers.

3.3.           Binding Effect.  Each of the Loan Papers to which Borrower is a party has been duly authorized, executed and delivered by Borrower, and each is the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights and (ii) the availability of equitable remedies.

3.4.           Consents; Compliance with Other Instruments.  Borrower has obtained all consents, approvals and authorizations from, and has made all filings with, each governmental instrumentality or other agency required as a condition to the execution, delivery and performance of the Loan Papers.  Neither the execution and delivery of the Loan Papers by Borrower nor the consummation by it of the transactions contemplated thereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration or maturity of, or result in the imposition of any Lien upon any of the assets of Borrower and its Subsidiaries.

3.5           Financial Statements; Adverse Changes. The financial statements of the Borrower and its Subsidiaries on a consolidated basis for each of the periods included in the 2009 Report fairly present in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated.  The Borrower and its Subsidiaries do not have any liabilities or obligations (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the financial statements in the 2009 Report or (ii) that were incurred in the ordinary course of business since December 31, 2009 and would not, individually or in the aggregate, reasonably be expected to have a materially detrimental impact on the Borrower’s operations in the reasonable opinion of the Borrower.  Since December 31, 2009, and except as described in the 2009 Report, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have in the Borrower’s reasonable opinion a material adverse effect on the Borrower’s operations.

3.6           Litigation.
  There is no action, suit, proceeding or investigation pending or, to the knowledge of the Borrower, overtly threatened against, nor any outstanding judgment, order or decree against, the Borrower or any of its Subsidiaries before or by any governmental authority or arbitral body which in the aggregate have, or if adversely determined, would reasonably be expected to have, a Material Adverse Effect in the opinion of the Borrower.  Neither the Borrower nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any governmental authority in a materially adverse manner.  The Borrower is not a party or subject to, and none of its assets is bound by, the provisions of any material order, writ, injunction, judgment, or decree of any court or government agency or instrumentality.

4.              Covenants.  From the date hereof until the Maturity Date, Borrower covenants and agrees to:

4.1.           Inspection..  Permit Lender to visit and inspect its properties and to discuss its affairs and finances with its officers, all at such reasonable times during business hours as may be requested not less than 15 business days in advance by Lender.

4.2.           Maintenance of Licenses and Properties.  Maintain and preserve all of the material licenses, contracts or properties which are used in the conduct of its business to the extent the failure to maintain and preserve such material licenses, contracts or properties would reasonably be expected to have a Material Adverse Effect.

4.3.           Distributions.  Not make or pay any Distribution without obtaining the Lender’s approval which shall not be unreasonably withheld.

4.4.           Liens.  Not create, incur or suffer or permit to be created or incurred or to exist any lien or encumbrance upon any of the assets of Borrower and its Subsidiaries except Permitted Liens.

4.5.           Acquisitions, Mergers and Dissolutions.  Not, and not permit any Guarantor to (i) merge or consolidate with any entity or (ii) liquidate, wind up or dissolve itself without first satisfying the indebtedness owed and outstanding to the Lender.

4.6.           Sales of Assets.  Except in the ordinary course of business not, and not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of any material assets from which the Collateral is derived.

4.7           Use of Proceeds.  Use the proceeds of the Loan for development activities of the Borrower’s existing properties and for working capital purposes.

4.8           Senior Indebtedness.  Not incur any Indebtedness purporting to be senior in right of payment to the Note or purporting to grant a Lien in any of the Collateral.

5.             Events of Default.  Should any of the following events (each of which is herein called an "Event of Default") occur, Borrower shall be in default hereunder:

(a)           the Borrower defaults in the performance of any provision of this Agreement, and such default continues for a period of 15 days after written notice of such default is given; or

(b)           the Borrower makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered into adjudicating the Borrower or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Borrower or any Subsidiary is entered under the Federal Bankruptcy Code; or the Borrower or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator, or commences any proceeding relating to the Borrower or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Borrower or any Subsidiary and either (i) the Borrower by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within 60 days; or

(c)           if any of the representations or warranties hereunder were not true and correct in any material respect on the date made.

6.              Remedies.

(a)           Borrower agrees that upon the occurrence and continuance of any Event of Default, the Lender may, at its option (i) declare the outstanding principal balance of and accrued but unpaid interest on the Loan at once due and payable, (ii) pursue any and all other rights, remedies and recourses available to the Lender at law or in equity, (iii) take possession of all or any portion of the Collateral, (iv) require Borrower or any Subsidiary with rights and interests to the Collateral to assemble the Collateral and make such Collateral available to Lender at such location as requested by Lender, (v) sell or otherwise dispose of the Collateral in accordance with applicable laws (it being understood that Borrower will remain liable for any deficiency owing to the Lender after the proceeds of any disposition of the Collateral have been applied to the Loan) or (vi) pursue any combination of the foregoing.

(b)           Upon the occurrence of an Event of Default which is not waived by Lender,  Borrower further agrees to pay to Lender, in addition to all other sums payable hereunder, all costs and expenses of collection, including but not limited to reasonable attorneys' fees.

(c)           The failure to exercise the option to accelerate the maturity of the Loan or any other right, remedy or recourse available to the Lender upon the occurrence and continuance of an Event of Default hereunder shall not constitute a waiver of the right of the Lender to exercise the same at that time or at any subsequent time with respect to such uncured Event of Default or any other Event of Default.  The rights, remedies and recourses of the Lender shall be cumulative and concurrent and may be pursued separately, successively or together as often as occasion therefore shall arise, at the sole discretion of the Lender.  The acceptance by the Lender of any payment which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release or extinguish any right, remedy or recourse of the Lender, or nullify any prior exercise of any such right, remedy or recourse except with respect to such partial payment, or (ii) impair, reduce, release or extinguish the obligations of any party liable with respect to the Loan except with respect to such partial payment.

7.              Release and Indemnification.

(a)           Borrower hereby releases and exculpates Lender and its officers, employees and designees, and Lender shall not have any liability to Borrower or any Subsidiary (whether in contract, tort, equity or otherwise) for losses suffered by Borrower or such Subsidiary in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.  In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted at all times in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

(b)           In no event shall Lender have any liability to Borrower or any Subsidiary for lost profits or other special, consequential, incidental, exemplary or punitive damages in connection with this Agreement or any of the other Loan Papers or the transactions contemplated hereby or thereby, and Borrower expressly waives any and all right to assert any such claims.  No officer of Lender has any authority to waive, condition, or modify the provisions of this section.

(c)           Borrower agrees to indemnify, save and hold harmless Lender and its respective directors, officers, agents, attorneys and employees from and against: (i) the use or contemplated use of the proceeds of the Loan, any transaction contemplated by this Agreement or the other Loan Papers, or any relationship with Borrower or any Subsidiary; (ii) any administrative or investigative proceeding by any governmental agency arising out of or related to a claim, demand, action or cause of action described in clause (i) above; and (iii) any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and disbursements and other professional services) that any party indemnified hereunder suffers or incurs as a result of any foregoing claim, demand, action or cause of action; provided, however, that no such indemnitee shall be entitled to indemnification for any loss caused by any indemnitee’s gross negligence or willful misconduct.  Any obligation or liability of Borrower to any such indemnitee under this section shall survive the expiration or termination of this Agreement and the repayment of the Loan.

8.              Miscellaneous.

(a)           The headings, captions and arrangements used in the Loan Papers, unless specified otherwise, are for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Papers, nor affect the meaning thereof.

(b)           Any notice, consent, demand, request, approval or other communication to be given hereunder by any party to another shall be deemed to have been duly given if given in writing and personally delivered or sent by overnight delivery service, or United States mail, registered or certified, postage prepaid, with return receipt requested, to the address set forth under the parties' signature hereto.  Notice so given shall be deemed to be given and received on the date of actual delivery.

(c)           The laws (other than conflict-of-laws provisions thereof) of the State of Texas and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of this Agreement, except to the extent otherwise specified therein.  The Borrower irrevocably waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Papers, or in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or the other Loan Papers or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or any Subsidiary or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or otherwise enforce its rights against Borrower or any Subsidiary or its property).

(d)           If any provision in the Loan Papers is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the applicable Loan Paper shall be construed and enforced as if such provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be affected by such provision or by its severance therefrom.

(e)           THE LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES OR ANY TERM SHEETS BETWEEN BORROWER AND LENDER (ALL THE TERMS AND CONDITIONS OF WHICH ARE SUPERSEDED BY THE LOAN PAPERS).  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(f)           Except as otherwise specifically provided, the Loan Papers may only be amended by an instrument in writing executed jointly by Borrower and Lender and supplemented only by documents delivered or to be delivered in accordance with the express terms thereof.

(g)           This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Global Energy Development PLC

By:	/s/ Steve C. Voss

Address:	26 Dover Street London W1S 4LY United Kingdom Attn: Mr. Stephen C. Voss, Vice Chairman

Telecopy Number: (44) (20) 3178 5157

HKN, Inc.

By:	/s/ Anna Williams

Address:	180 State Street, Suite 200 Southlake, Texas 76092 Attn: Ms. Anna Williams Senior Vice President and Chief Financial Officer

Telecopy Number: (817) 410-1884

Exhibit A

SENIOR SECURED PROMISSORY NOTE

September 14, 2010

FOR VALUE RECEIVED, Global Energy Development PLC ("Borrower") promises to pay to the order of HKN, Inc. ("Lender"), at such place as the Lender may designate from time to time, in lawful money of the United States of America, the sum of U.S. $5,000,000, together with interest, as described in the below referenced Loan Agreement.

This Promissory Note evidences the Loan made pursuant to, and has been executed and delivered under, and is subject to the terms and conditions of, that certain Loan and Security Agreement (as hereafter amended, modified, supplemented, renewed, extended, restated, substituted or replaced, the "Loan Agreement") dated as of the date hereof, between Borrower and Lender.  Unless otherwise defined herein or unless the contexts hereof requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Loan Agreement.  Reference is made to the Loan Agreement and the other Loan Papers for provisions affecting this Promissory Note regarding payments and prepayments, acceleration of maturity, payment of attorneys' fees, court costs, and other costs of collection, certain waivers by Borrower and others now or hereafter obligated for payment of any sums due hereunder, and security for the payment hereof.

Principal of and interest on this Promissory Note shall be due and payable, and shall be secured, in the manner specified in the Loan Agreement and the Loan Papers defined therein.  All payments due to Lender hereunder shall be made at the place, in the type of money and funds, and in the manner specified in the Loan Agreement.

EXECUTED as of the day and year first above written.

Global Energy Development PLC

By:	/s/ Steve C. Voss

A-1

Exhibit B

GUARANTY AGREEMENT

This Guaranty Agreement (this “Guaranty”) is made and delivered as of September 14, 2010, by  (“Guarantor”), and HKN, Inc. (“Lender”).

WHEREAS, Lender has entered into a Loan and Security Agreement, dated as of even date herewith (the “Loan Agreement”), with Global Energy Development PLC (the “Borrower”); and

WHEREAS, all capitalized terms used but not elsewhere defined in this Guaranty shall have the respective meanings ascribed to such terms in the Loan Agreement; and

WHEREAS, each Guarantor is a subsidiary of the Borrower and will benefit from the extension of the Loan to Borrower by the Lender; and

WHEREAS, one of the conditions precedent to Lender’s obligations under the Loan Agreement is that each Guarantor shall have executed and delivered this Guaranty;

NOW, THEREFORE, for value received, each Guarantor hereby agrees as follows:

1.           Guarantor irrevocably and unconditionally guarantees to Lender the prompt performance and payment when due of all of the Borrower’s Obligations under the Loan Agreement.

2.           The obligations of Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, and shall remain in full force and effect until the Obligations shall have been satisfied in full, it being the express purpose and intent of Guarantor that its obligations hereunder shall not be discharged except by payment, performance, discharge or other satisfaction in full of all of Guarantor’s obligations hereunder.  Such obligations shall not be in any manner whatsoever affected, modified or impaired by the happening from time to time of any assignment of Borrower’s obligations to a third party or any event or action that would, in the absence of this clause, result in the release or discharge of Guarantor, by operation of law or otherwise, from the performance of observance of any obligation, covenant or agreement contained in this Guaranty, or the default or failure of Guarantor to perform fully any obligations set forth in this Guaranty.

3.           Guarantor waives diligence, presentment, protest, notice, demand, dishonor and notice of dishonor and any other defenses available to it hereunder as a surety and agrees to be bound to the Obligations as fully as if it were a co-obligor. The parties to the Loan Agreement may enter into any amendment, waiver or modification of the Loan Agreement, whether or not such amendment, waiver or modification would in any way increase or decrease the extent of Guarantor’s obligations hereunder, without notice to or consent of Guarantor and without thereby releasing Guarantor hereunder or incurring any liability to Guarantor.

4.           No failure or delay or lack of demand, notice or diligence in exercising any right under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Guaranty.

5.           This Guaranty is an absolute, unconditional and continuing guaranty of payment and performance and not of collection.  Lender need not exhaust or pursue any remedy or take any action in respect of the default of any obligation guaranteed hereby prior to or as a condition to proceeding directly under this Guaranty against Guarantor.

6.           Guarantor represents and warrants to Lender that it has the corporate power and authority to enter into this Guaranty and that this Guaranty is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.

7.           Guarantor agrees that the obligation of Guarantor as a guarantor shall not be impaired, modified, changed, released, or limited in any manner whatsoever by any impairment, modification, change, release, or limitation of the liability of Borrower or its estate in bankruptcy, resulting from the operation of any present or future provision of the bankruptcy laws or other similar statute, or from the decision of any court.

8.           Guarantor agrees to pay all reasonable costs, expenses and fees which may be incurred by Lender in enforcing this Guaranty or in protecting the rights of Lender following any default on the part of Guarantor hereunder, whether the same shall be enforced by suit or otherwise.

9.           This Guaranty is and shall be in every particular available to the successors and assigns of Lender and is and shall always be fully binding upon the successors and assigns of Guarantor, provided that Guarantor shall not assign any of its rights or obligations hereunder without the written consent of Lender.

10.         This Guaranty shall be governed by and construed in accordance with the laws of the State of Texas.

Executed as of the date first written above.

Colombia Energy Development Company

By:	/s/ Steve C. Voss

Harken de Peru Holdings, Ltd.

By:	/s/ Steve C. Voss

Harken de Peru Limitada

By:	/s/ Steve C. Voss

Global Energy Management Resources, Inc.

By:	/s/ Steve C. Voss

Accepted:

HKN, Inc.

By:   /s/ Anna Williams

B-4